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                                  EXHIBIT 99.3

[LOGO]
CENTURY
BUSINESS SERVICES, INC.                                PRESS
--------------------------------------------------------------------------------
Business Services for Business America.(TM)                   RELEASE

FOR IMMEDIATE RELEASE                       CONTACT:  DAN CLARK
                                                      Vice President, Corporate
                                                      Relations
                                                      Cleveland, Ohio
                                                      (216) 447-9000




                      CENTURY BUSINESS SERVICES TO DIVEST
                     ITS RISK-BEARING INSURANCE OPERATIONS

     DECISION SUPPORTS CENTURY'S FOCUS ON PROFESSIONAL OUTSOURCING BUSINESS
                      WHICH REPRESENTS OVER 85% OF REVENUE


Cleveland, Ohio (April 6, 1999) - Century Business Services, Inc. (NASDAQ:CBIZ) ("Century"), the nation's fastest emerging outsourcing business services company, today announced that it is exploring strategic alternatives for the divestiture of its specialty insurance segment.


Century's Board of Directors has determined that the risk-bearing specialty insurance segment of the Company, which includes Century Surety Company and Evergreen National Indemnity, is no longer part of Century's strategic long-term growth objectives. As a result, the Board of Directors has decided to engage the investment banking firm of Donaldson, Lufkin & Jenrette to advise the Company on its available alternatives. These alternatives may include the sale of the division in whole or part, the spin-off of the division to shareholders, or other similar transactions. The net proceeds, if and when the segment is sold, will be utilized in the continued rapid build-out of Century's professional business services segment.


"During the past two years, Century has successfully acheived its corporate goal of gradually transitioning the bulk of its business from risk-bearing insurance operations to a primarily fee- and commission-based business," stated Michael G. DeGroote, Century's Chairman, President and Chief Executive Officer. "With the excellent growth achieved during the past two years in the Company's professional outsourcing business services segment, the risk-bearing insurance operations have steadily declined as a percentage of our total revenues and no longer fit with the Company's long-term growth strategy. Specialty insurance revenue, which accounted for approximately 96% of the Company's total reported revenue in 1996, represented approximately 15%, or $54.5 million, of 1998's total revenue of $352.0 million. By separating the specialty insurance business from the Company's core business, we believe that the management of


                           Exhibit 99.3 Page 1 of 2


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Century can better focus on the significant opportunities and growth prospects we see in the professional outsourcing business services industry."
Century Surety Company and Evergreen National Indemnity Company are approved to write insurance business on both an admitted and non-admitted basis in 46 states. Both insurance companies are rated A- by A.M. Best.

Century Business Services, Inc. is a leading provider of outsourced business services to small and medium-sized companies throughout the United States. The Company provides integrated services in the following areas: accounting, advisory, tax, and valuation; benefits administration and insurance; human resources and payroll; performance consulting; and specialty insurance. These services are provided throughout a network of more than 200 Company offices in 36 states, as well as through its subsidiary, Century Small Business Solutions, a franchisor of accounting services with 650 franchisee offices in 47 states. The Company services approximately 100,000 business clients, of which approximately 54,000 are serviced through the Century Small Business Solutions franchisee network. Management estimates that its clients employ more than 1.4 million employees, including 400,000 employed by clients of the Century Small Business Solutions network.


Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company's ability to integrate its newly acquired operations effectively with its existing businesses; the Company's ability to locate and acquire other businesses in furtherance of its aggressive growth strategy; the Company's ability to adequately estimate its liablity reserves for its insurance businesses; the possibility of market reverses in its investment portfolios; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation affecting its insurance business or tax law changes affecting its business services operations, which are described in further detail in the Company's filings with the Securities and Exchange Commission.


 For further information regarding CENTURY BUSINESS SERVICES, INC., call our
                 Investor Relations Office at (216) 447-9000.



                           Exhibit 99.3 Page 2 of 2